Exhibit 99.2

ChannelAdvisor Announces CFO Transition

Mark Cook Announces Retirement; Richard Cornetta, Vice President, Finance and Chief Accounting Officer Appointed Successor

RESEARCH TRIANGLE PARK, N.C. – May 9, 2019 – ChannelAdvisor Corporation (NYSE: ECOM), a leading provider of cloud-based e-commerce solutions, announced the retirement of Chief Financial Officer, Mark Cook effective today. The Board of Directors has appointed Richard Cornetta, ChannelAdvisor’s Vice President, Finance and Chief Accounting Officer to succeed Mr. Cook as Chief Financial Officer. Mr. Cook has agreed to serve in an advisory capacity through May 31, 2019 to ensure a seamless transition.

Mr. Cornetta joined ChannelAdvisor in 2013 as Corporate Controller and has served as Vice President, Finance and Chief Accounting Officer since 2015. Prior to joining ChannelAdvisor, Mr. Cornetta served in financial leadership positions at Dex Media, Inc. and UST Inc. and began his professional career with Ernst & Young. Mr. Cornetta is a Certified Public Accountant.

“We are pleased to have Rich assume the role of Chief Financial Officer and appreciate Mark’s support during the transition,” commented David Spitz, Chief Executive Officer of ChannelAdvisor. “Rich joined ChannelAdvisor shortly after our initial public offering and has been instrumental in the development and successful operation of our finance department. We believe he is an excellent choice to fill this critical role."

Mr. Spitz continued, “Mark has been a key contributor to our success over the past three plus years and, on behalf of ChannelAdvisor’s board of directors and management team, I want to thank him for his dedication to the company. We congratulate Mark on a nearly 40-year successful finance career, and we wish him well during his retirement.”

Mr. Cook commented, “It has been a privilege to serve as Chief Financial Officer of ChannelAdvisor. I consider myself fortunate to have had a strong team, and to have played a role in ChannelAdvisor’s growth. I want to thank David and the ChannelAdvisor board of directors for the opportunity, and I am committed to ensuring a smooth transition with Rich, in whom I have the utmost confidence. Upon retirement, I am excited and looking forward to spending more time with my wife and family who have been incredibly supportive of my career.”

About ChannelAdvisor
ChannelAdvisor (NYSE: ECOM) is a leading e-commerce cloud platform whose mission is to connect and optimize the world’s commerce. For nearly two decades, ChannelAdvisor has helped brands and retailers worldwide improve their online performance by expanding sales channels, connecting with consumers around the world, optimizing their operations for peak performance, and providing actionable analytics to improve competitiveness. Thousands of customers depend on ChannelAdvisor to securely power their sales and optimize fulfillment on channels such as Amazon, eBay, Google, Facebook, Walmart, and hundreds more.  For more information, visit www.channeladvisor.com.

Investor Contact:
Traci Mangini
ChannelAdvisor Corporation
traci.mangini@channeladvisor.com
(919) 228-4886

Media Contact:
Tamara Gibbs
ChannelAdvisor Corporation
tamara.gibbs@channeladvisor.com
(919) 249-9798